UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2015

 IGNITE RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35549	94-3421359
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9900 Westpark Drive, Suite 300, Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 366-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 1, 2015, the Ignite Restaurant Group, Inc. (“Company”) and JCS Holdings, LLC (“Holdings”, and together with the Company, and their respective direct and indirect subsidiaries, the “Company Group”) entered into a separation agreement and general release (“Agreement”) with Raymond A Blanchette, the Company’s former President and Chief Executive Officer, who, as previously announced, left the Company on November 17, 2015 (the “Separation Date”).  Mr. Blanchette has the right to revoke the Agreement within seven days of the execution date.  Pursuant to the terms of the Agreement, Mr. Blanchette will receive severance payments equal to his base salary as in effect on the Separation Date for a period of twelve months, paid in substantially equal installments in accordance with Company’s customary payroll practices, along with continued payment of the Company’s contribution towards his group health benefits.  The Company will also pay Mr. Blanchette a lump sum amount for accrued and unused vacation, less applicable withholdings and deductions. The Agreement contains customary confidentiality provisions and a mutual release of claims between the Company Group and Mr. Blanchette.  Mr. Blanchette will be subject to customary non-solicitation and non-competition covenants for a period of twelve months.

The foregoing description of the Agreement is a general description and is qualified in its entirety by reference to the Agreement. A copy of the Agreement entered into by Mr. Blanchette and the Company Group on December 1, 2015 is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Separation Agreement and General Release dated December 1, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 4, 2015

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Brad A. Leist
Brad A. Leist
Senior Vice President and Chief Financial Officer